As filed with the Securities and Exchange Commission on March 1, 2013

Registration No. 333-184625

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MusclePharm Corporation

(Exact name of registrant as specified in its charter)

Nevada	2834	77-0664193
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4721 Ironton Street, Building A

Denver, Colorado 80239

Telephone: (303) 396-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brad J. Pyatt

Co-Chairman, Chief Executive Officer and President

MusclePharm Corporation

5348 Vegas Drive

Las Vegas, Nevada 89108

Telephone: (702) 953-1890

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Reid A. Godbolt, Esq. Jones & Keller, P.C. 1999 Broadway, Suite 3150 Denver, Colorado 80202 Telephone: (303) 573-1600 Facsimile: (303) 573-8133	Harvey J. Kesner, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 Telephone: (212) 930-9700 Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Amendment”) is filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended (the “Securities Act”), solely to add exhibits to the Registration Statement on Form S-1, as amended (Registration No. 333-184625) (the “Registration Statement”) of MusclePharm Corporation. Accordingly, this Amendment consists solely of the facing page, this explanatory note, an amended and restated “Item 16. Exhibits and Financial Statement Schedules” section of the Registration Statement, the XBRL interactive data files and the signature page. This filing does not modify any provision of the Registration Statement except as specifically noted herein.

The Registration Statement included certain financial information. The XBRL interactive data files that correspond to the financial information presented in the Registration Statement filed on January 16, 2013 are attached as Exhibits 101.INS, 101.SCH, 101.CAL, 101.DEF, 101.LAB and 101.PRE to this Amendment and incorporated herein by reference.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

		Incorporated by Reference
Exhibit No.	Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith	Furnished Herewith

1.1	Placement Agent Agreement.	8-K	000-53166	1.1	January 23, 2013

2.1	Agreement Concerning the Exchange of Securities by and Among Tone in Twenty and Muscle Pharm, LLC and the Security Holders of Muscle Pharm, LLC, dated February 1, 2010.	8-K	000-53166	2.1	February 2, 2010

3.1	Articles of Incorporation of MusclePharm Corporation (successor to Tone In Twenty).	SB-2	333-147111	3.1	November 2, 2007

3.2	Bylaws of MusclePharm Corporation (successor to Tone In Twenty). (Amended on March 1, 2010 to change fiscal year end to December 31 – set forth on Form 8-K filed on 03-03-2010.)	SB-2	333-147111	3.2	November 2, 2007

3.3	Amendment to the Articles of Incorporation.	SB-2	333-147111	3.3	November 2, 2007

3.4	Amendment to the Articles of Incorporation	8-K	000-53166	3.3	February 24, 2010

3.5	Certificate of Designation relating to the Series A Convertible Preferred Stock.	8-K	000-53166	3.4	February 24, 2010

3.6	Amendment to the Articles of Incorporation.	10-Q	000-53166	3.1	May 23, 2011

3.7	Certificate of Designation of Series B Convertible Preferred Stock.	10-Q	000-53166	3.1	August 16, 2011

3.8	Certificate of Designation of Series C Convertible Preferred Stock.	8-K	000-53166	3.1	November 4, 2011

3.9	Amendment to the Articles of Incorporation.	8-K	000-53166	3.1	November 23, 2011

3.10	Amendment to the Articles of Incorporation.	8-K	000-53166	3.1	January 27, 2012

3.11	Amendment to the Articles of Incorporation.	8-K	000-53166	3.1	March 30, 2012

3.12	Certificate of Change.	8-K	000-53166	3.1	November 28, 2012

3.13	Certificate of Amendment to Articles of Incorporation.	8-K	000-53166	3.2	November 28, 2012

3.14	Certificate of Designation of Series D Convertible Preferred Stock.	8-K	000-53166	3.1	January 17, 2013

3.15	Certificate of Correction.	S-1/A	333-184625	3.15	December 26, 2012

4.1	Specimen of certificate for MusclePharm Corporation Series D Convertible Preferred Stock.	8-K	000-53166	4.1	January 28, 2013

4.2	Specimen of certificate for MusclePharm Corporation Common Stock.	S-1/A	333-184625	4.4	December 28, 2012

4.3	Form of Promissory Note, dated July 13, 2012, issued by MusclePharm Corporation in favor of TCA Global Credit Master Fund LP.	8-K	000-53166	4.1	July 20, 2012

4.4	Form of Promissory Note.	8-K	000-53166	4.2	December 10, 2012

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP.	8-K	000-53166	5.1	January 28, 2013

10.1	Purchasing Agreement with General Nutrition Corporation dated December 16, 2009.	8-K	000-53166	10.2	February 24, 2010

10.2	Order Approving Stipulation for Settlement of Claim, dated December 8, 2010, between MusclePharm Corporation and Socius CG II, Ltd.	8-K	000-53166	10.1	December 9, 2010

10.3	Endorsement Agreement, dated July 20, 2011, between MusclePharm Corporation and Michael Vick, individually.	8-K	000-53166	10.1	July 22, 2011

10.4	Convertible Promissory Note between MusclePharm Corporation and Brad J. Pyatt, dated November 18, 2010.	S-1/A	333-176771	4.2	September 27, 2011

10.5	Convertible Promissory Note between MusclePharm Corporation and Brad J. Pyatt, dated November 23, 2010.	S-1/A	333-176771	4.3	September 27, 2011

10.6	Amended and Restated Employment Agreement, dated November 14, 2011, between MusclePharm Corporation and Brad J. Pyatt.	10-Q	000-53166	10.6	November 14, 2011

10.7	Amended and Restated Employment Agreement, dated November 14, 2011, between MusclePharm Corporation and Cory J. Gregory.	10-Q	000-53166	10.7	November 14, 2011

10.8	Employment Agreement, dated September 15, 2011, by and between MusclePharm Corporation and John H. Bluher.	10-Q	000-53166	10.4	November 14, 2011

10.9	Employment Agreement, dated November 14, 2011, by and between MusclePharm Corporation and Jeremy R. DeLuca.	10-Q	000-53166	10.5	November 14, 2011

10.10	Securities Purchase Agreement, dated July 10, 2012, between MusclePharm Corporation and Subscribers set forth therein.	8-K	000-53166	10.1	July 19, 2012

10.11	Consulting Agreement, dated July 12, 2012, between MusclePharm Corporation and Melechdavid, Inc.	8-K	000-53166	10.2	July 19, 2012

10.12	Consulting Agreement, dated July 12, 2012, between MusclePharm Corporation and GRQ Consultants, Inc.	8-K	000-53166	10.3	July 19, 2012

10.13	Form of Committed Equity Facility Agreement, dated July 13, 2012, between MusclePharm Corporation and TCA Global Credit Master Fund LP.	8-K	000-53166	10.1	July 20, 2012

10.14	Form of Registration Rights Agreement, dated July 13, 2012, between MusclePharm Corporation and TCA Global Credit Master Fund LP.	8-K	000-53166	10.1	July 20, 2012

10.15	Form of Security Agreement, dated July 13, 2012, between MusclePharm Corporation and TCA Global Credit Master Fund LP.	8-K	000-53166	10.1	July 20, 2012

10.16	Form of Indemnification Agreement.	8-K	000-53166	10.1	August 27, 2012

10.17	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and Brad J. Pyatt.	8-K	000-53166	10.1	October 23, 2012

10.18	Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and L. Gary Davis.	8-K	000-53166	10.2	October 23, 2012

10.19	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and John H. Bluher.	8-K	000-53166	10.3	October 23, 2012

10.20	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and Jeremy R. DeLuca.	8-K	000-53166	10.4	October 23, 2012

10.21	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and Cory J. Gregory.	8-K	000-53166	10.5	October 23, 2012

10.22	Form of Restricted Stock Unit Award.	8-K	000-53166	10.1	November 21, 2012

10.23	Subscription Agreement dated November 30, 2012 between MusclePharm Corporation and the subscribers listed therein.	8-K	000-53166	10.1	December 10, 2012

10.24	Form of Escrow Agreement.	POS AM	333-184625	10.24	January 8, 2013

10.25	Form of Subscription Agreement.	8-K	000-53166	10.1	January 28, 2013

21	Subsidiary of the Registrant.	S-1	333-184625	21	October 26, 2012

23.1	Consent of Berman & Company, P.A.	POS AM	333-184625	23.1	January 16, 2013

23.2	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).	8-K	000-53166	5.1	January 28, 2013

24.1	Power of Attorney.	S-1/A	333-184625		December 19, 2012

101.INS	INS XBRL Instance Document.					X

101.SCH	SCH XBRL Schema Document.					X

101.CAL	CAL XBRL Calculation Linkbase Document.					X

101.DEF	DEF XBRL Definition Linkbase Document.					X

101.LAB	LAB XBRL Label Linkbase Document.					X

101.PRE	PRE XBRL Presentation Linkbase Document.					X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on March 1, 2013.

MUSCLEPHARM CORPORATION

By:	/s/ Brad J. Pyatt
Name:	Brad J. Pyatt
Title:	Chief Executive Officer and President
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brad J. Pyatt		March 1, 2013

Co-Chairman, Chief Executive Officer, President and Principal Executive Officer
Brad J. Pyatt
/s/ L. Gary Davis		March 1, 2013
Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer
L. Gary Davis
/s/ John H. Bluher		March 1, 2013

John H. Bluher	Co-Chairman, Executive Vice President and Chief Operating Officer
*		March 1, 2013

Donald W. Prosser	Director

*		March 1, 2013
Michael J. Doron	Director

*		March 1, 2013
James J. Greenwell	Director

*	By:	/s/ Brad J. Pyatt
Brad J. Pyatt, Attorney-in-Fact

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith	Furnished Herewith

1.1	Placement Agent Agreement.	8-K	000-53166	1.1	January 23, 2013

2.1	Agreement Concerning the Exchange of Securities by and Among Tone in Twenty and Muscle Pharm, LLC and the Security Holders of Muscle Pharm, LLC, dated February 1, 2010.	8-K	000-53166	2.1	February 2, 2010

3.1	Articles of Incorporation of MusclePharm Corporation (successor to Tone In Twenty).	SB-2	333-147111	3.1	November 2, 2007

3.2	Bylaws of MusclePharm Corporation (successor to Tone In Twenty). (Amended on March 1, 2010 to change fiscal year end to December 31 – set forth on Form 8-K filed on 03-03-2010.)	SB-2	333-147111	3.2	November 2, 2007

3.3	Amendment to the Articles of Incorporation.	SB-2	333-147111	3.3	November 2, 2007

3.4	Amendment to the Articles of Incorporation	8-K	000-53166	3.3	February 24, 2010

3.5	Certificate of Designation relating to the Series A Convertible Preferred Stock.	8-K	000-53166	3.4	February 24, 2010

3.6	Amendment to the Articles of Incorporation.	10-Q	000-53166	3.1	May 23, 2011

3.7	Certificate of Designation of Series B Convertible Preferred Stock.	10-Q	000-53166	3.1	August 16, 2011

3.8	Certificate of Designation of Series C Convertible Preferred Stock.	8-K	000-53166	3.1	November 4, 2011

3.9	Amendment to the Articles of Incorporation.	8-K	000-53166	3.1	November 23, 2011

3.10	Amendment to the Articles of Incorporation.	8-K	000-53166	3.1	January 27, 2012

3.11	Amendment to the Articles of Incorporation.	8-K	000-53166	3.1	March 30, 2012

3.12	Certificate of Change.	8-K	000-53166	3.1	November 28, 2012

3.13	Certificate of Amendment to Articles of Incorporation.	8-K	000-53166	3.2	November 28, 2012

3.14	Certificate of Designation of Series D Convertible Preferred Stock.	8-K	000-53166	3.1	January 17, 2013

3.15	Certificate of Correction.	S-1/A	333-184625	3.15	December 26, 2012

4.1	Specimen of certificate for MusclePharm Corporation Series D Convertible Preferred Stock.	8-K	000-53166	4.1	January 28, 2013

4.2	Specimen of certificate for MusclePharm Corporation Common Stock.	S-1/A	333-184625	4.4	December 28, 2012

4.3	Form of Promissory Note, dated July 13, 2012, issued by MusclePharm Corporation in favor of TCA Global Credit Master Fund LP.	8-K	000-53166	4.1	July 20, 2012

4.4	Form of Promissory Note.	8-K	000-53166	4.2	December 10, 2012

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP.	8-K	000-53166	5.1	January 28, 2013

10.1	Purchasing Agreement with General Nutrition Corporation dated December 16, 2009.	8-K	000-53166	10.2	February 24, 2010

10.2	Order Approving Stipulation for Settlement of Claim, dated December 8, 2010, between MusclePharm Corporation and Socius CG II, Ltd.	8-K	000-53166	10.1	December 9, 2010

10.3	Endorsement Agreement, dated July 20, 2011, between MusclePharm Corporation and Michael Vick, individually.	8-K	000-53166	10.1	July 22, 2011

10.4	Convertible Promissory Note between MusclePharm Corporation and Brad J. Pyatt, dated November 18, 2010.	S-1/A	333-176771	4.2	September 27, 2011

10.5	Convertible Promissory Note between MusclePharm Corporation and Brad J. Pyatt, dated November 23, 2010.	S-1/A	333-176771	4.3	September 27, 2011

10.6	Amended and Restated Employment Agreement, dated November 14, 2011, between MusclePharm Corporation and Brad J. Pyatt.	10-Q	000-53166	10.6	November 14, 2011

10.7	Amended and Restated Employment Agreement, dated November 14, 2011, between MusclePharm Corporation and Cory J. Gregory.	10-Q	000-53166	10.7	November 14, 2011

10.8	Employment Agreement, dated September 15, 2011, by and between MusclePharm Corporation and John H. Bluher.	10-Q	000-53166	10.4	November 14, 2011

10.9	Employment Agreement, dated November 14, 2011, by and between MusclePharm Corporation and Jeremy R. DeLuca.	10-Q	000-53166	10.5	November 14, 2011

10.10	Securities Purchase Agreement, dated July 10, 2012, between MusclePharm Corporation and Subscribers set forth therein.	8-K	000-53166	10.1	July 19, 2012

10.11	Consulting Agreement, dated July 12, 2012, between MusclePharm Corporation and Melechdavid, Inc.	8-K	000-53166	10.2	July 19, 2012

10.12	Consulting Agreement, dated July 12, 2012, between MusclePharm Corporation and GRQ Consultants, Inc.	8-K	000-53166	10.3	July 19, 2012

10.13	Form of Committed Equity Facility Agreement, dated July 13, 2012, between MusclePharm Corporation and TCA Global Credit Master Fund LP.	8-K	000-53166	10.1	July 20, 2012

10.14	Form of Registration Rights Agreement, dated July 13, 2012, between MusclePharm Corporation and TCA Global Credit Master Fund LP.	8-K	000-53166	10.1	July 20, 2012

10.15	Form of Security Agreement, dated July 13, 2012, between MusclePharm Corporation and TCA Global Credit Master Fund LP.	8-K	000-53166	10.1	July 20, 2012

10.16	Form of Indemnification Agreement.	8-K	000-53166	10.1	August 27, 2012

10.17	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and Brad J. Pyatt.	8-K	000-53166	10.1	October 23, 2012

10.18	Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and L. Gary Davis.	8-K	000-53166	10.2	October 23, 2012

10.19	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and John H. Bluher.	8-K	000-53166	10.3	October 23, 2012

10.20	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and Jeremy R. DeLuca.	8-K	000-53166	10.4	October 23, 2012

10.21	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and Cory J. Gregory.	8-K	000-53166	10.5	October 23, 2012

10.22	Form of Restricted Stock Unit Award.	8-K	000-53166	10.1	November 21, 2012

10.23	Subscription Agreement dated November 30, 2012 between MusclePharm Corporation and the subscribers listed therein.	8-K	000-53166	10.1	December 10, 2012

10.24	Form of Escrow Agreement.	POS AM	333-184625	10.24	January 8, 2013

10.25	Form of Subscription Agreement.	8-K	000-53166	10.1	January 28, 2013

21	Subsidiary of the Registrant.	S-1	333-184625	21	October 26, 2012

23.1	Consent of Berman & Company, P.A.	POS AM	333-184625	23.1	January 16, 2013

23.2	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).	8-K	000-53166	5.1	January 28, 2013

24.1	Power of Attorney.	S-1/A	333-184625		December 19, 2012

101.INS	INS XBRL Instance Document.					X

101.SCH	SCH XBRL Schema Document.					X

101.CAL	CAL XBRL Calculation Linkbase Document.					X

101.DEF	DEF XBRL Definition Linkbase Document.					X

101.LAB	LAB XBRL Label Linkbase Document.					X

101.PRE	PRE XBRL Presentation Linkbase Document.					X